Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment (this “Amendment”), dated as of July 1, 2026 (the “Effective Date”), is by and between Castellum, Inc. (the “Company”) and Glen R. Ives (“Employee”).

RECITALS

The Company and Employee entered into that certain employment agreement dated as of July 1, 2024 (the “Employment Agreement”) which provides that it may be renewed for successive one-year periods (each a “Renewal Period”).

The Company and Employee have agreed, among other things, to renew the Employment Agreement for a period of eighteen months (the “Extended Renewal Period”) so it extends the period of employment through and including December 31, 2027.

The Company and Employee desire to extend the Employment Agreement for the Extended Renewal Period and to otherwise modify the terms and conditions thereof as set forth herein.
AGREEMENTS

In consideration of the mutual covenants of the parties hereto as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.    Extended Renewal Period. The Employment Agreement shall be extended for the Extended Renewal Period, commencing July 1, 2026 and ending December 31, 2027.

2.    Base Salary. During the Extended Employment Period, Employee’s Base Salary shall be $375,000 per year.

3. Equity Compensation. Employee, as of the Effective Date, shall be awarded an incentive stock option (to the extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended) to purchase shares of the Company’s common stock (the “Stock Options”) having a Black Scholes model grant-date fair value equal to one hundred six and six tenths percent (106.6%) of Base Salary. The per-share exercise price of the Stock Options will be the closing price of the Company’s common stock on the date of grant. The Stock Options will begin vesting on the Effective Date and will vest on a quarterly basis ratably over the Extended Renewal Period, subject to Employee’s continued employment on each applicable vesting date; provided, however, that in the event Employee’s employment is terminated without Cause or Employee resigns for Good Reason, the portion of the Stock Options as to which Employee has not yet vested shall accelerate and be vested in full, so that Employee will be 100% vested in the entire amount of the Stock Options as of the date Executive’s employment is terminated without Cause or for Good Reason. The Stock Options will be issued pursuant to and will be subject to the terms and conditions of the Castellum, Inc. Third Amended 2021 Stock Incentive Plan (the “CTM Stock Incentive Plan”) and an award agreement.

4. Acceleration of Vesting on Previously Granted Options. Pursuant to the terms and conditions of the CTM Stock Incentive Plan, on or about January 22, 2025, the Employee was granted 500,000 stock options to purchase 500,000 shares of the Company’s common stock at $1.07, which vest over a thirty-six (36) month period (the “January 2025 Award”). In consideration of the Extended Renewal Period, the Company agrees to accelerate the quarterly vesting on the January 2025 Award, subject to Employee’s continued employment with the Company, so that the January 2025 Award is fully vested as of December 31, 2027.

5. Bonus. The threshold schedule for the fiscal year ended December 31, 2025, set forth in an amendment to the Employment Agreement shall be deleted and replaced with the following:

For the fiscal year ended December 31, 2026, Employee shall be eligible for an annual cash incentive bonus (“Incentive Bonus”) and discretionary bonus (“Discretionary Bonus”) equal to fifty percent (50%) of Employee’s Base Salary. Employee shall be entitled to earn the Incentive Bonus in an amount equal to twenty five percent (25%) of Employee’s Base Salary at the minimum threshold amount based upon satisfying both the Net Sales Measure and Adjusted
EBITDA Measure (“Minimum Threshold”).

Measure	Minimum
Net Sales Measure (in millions)	$63.84
Adjusted EBITDA (in millions)	$1.105
Incentive Bonus Earned as a percentage of Base Salary	25%

In addition to the Incentive Bonus, the Compensation, Culture, and People Committee (the “Committee”) may elect, at its sole discretion, to pay the Discretionary Bonus in an amount not to exceed twenty five percent (25%) of the Employee’s Base Salary, in the event the Company exceeds the Minimum Threshold set forth above.

The Committee will work with the Employee to establish the Minimum Threshold and other performance measures applicable to the Incentive Bonus and Discretionary Bonus for the fiscal year ended December 31, 2027.

6. Acquisition Bonus. During the Extended Renewal Term, Employee shall be eligible for a cash bonus (the “Acquisition Bonus”) in an amount equal to (a) twenty five percent (25%) of Base Salary in the event the Company closes an accretive acquisition (each, “an Acquisition”), as hereinafter defined, which increases the Company’s Net Sales to a minimum of seventy million dollars ($70,000,000), (b) fifty percent (50%) of Base Salary in the event the Company closes an Acquisition which increases the Company’s Net Sales to a minimum of eighty million dollars ($80,000,000), (c) seventy five percent (75%) of Base Salary in the event the Company closes an Acquisition which increases the Company’s Net Sales to a minimum of ninety million dollars ($90,000,000), and one hundred percent (100%) of Base Salary in the event the Company closes an Acquisition increasing the Company’s Net Sales to a minimum of one hundred million dollars ($100,000,000).

The Acquisition Bonus shall be earned if, during the period that is twelve months following the closing date of the Acquisition (the “Measurement Period”), the entity acquired by the Company meets or exceeds the projected Net Sales amount included in Management’s board approved financial model (the “Financial Model”). In the event the Net Sales of the Acquisition during the Measurement Period falls below the projected Net Sales amounts in the Financial Model, no Acquisition Bonus is earned under the terms of this paragraph.

The Committee, at its sole discretion may elect to award a discretionary acquisition bonus (the “Discretionary Acquisition Bonus”) in an amount not to exceed fifty percent (50%) of Base Salary for an Acquisition which outperforms expectations.

7. All other terms and conditions of the Employment Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY EMPLOYEE
CASTELLUM, INC.

/s/ Bernard S. Champoux                /s/ Glen R. Ives
________________________________ ______________________________
Bernard S. Champoux Glen R. Ives
Chair of the Board of Directors